POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, THE TOTAL INCOME+ REAL ESTATE FUND, a business trust organized under the laws of the State of Delaware (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the SEC under the provisions of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended;

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER, DONALD S. MENDELSOHN, AND MICHAEL V. WIBLE as attorneys for it and in its name, place and stead, and in its capacity as a Trust, to execute and file any Amendment or Amendments to the Trust's Registration Statement (file Nos.333-181848, 811-22710) hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the Trust has caused its name to be subscribed hereto by the President this 23rd day of January, 2015.

/s/ Clayton Hosterman

Clayton Hosterman

Trustee

STATE OF TEXAS )

) ss:

COUNTY OF DALLAS )

Before me, a Notary Public, in and for said county and state, personally appeared Randy Anderson, President, who represented that he is duly authorized in the premises, and who is known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 23rd day of August, 2015.

/s/ John M. Powers

Notary Public

My commission expires: February 25, 2017